Exhibit 99.1

BIOHITECH GLOBAL, Inc. 80 Red Schoolhouse Road, Suite 101 Chestnut Ridge, NY 10977

BioHiTech Global Reports First Quarter 2019 and Provides Business Update

•	At the end of Q1, the Company commenced operations at the Nation’s first renewable resource recovery facility located in Martinsburg, West Virginia

•	Q1 recurring revenue from the Company’s digester business increased by 10.7% quarter over quarter as total rental units under lease increased by 37.5%

CHESTNUT RIDGE, NY – May 15, 2019 – BioHiTech Global, Inc. (“BioHiTech” or the “Company”) (NASDAQ: BHTG), a technology and services company that provides cost-effective and sustainable waste management solutions, reported financial results for the first quarter of 2019 ended March 31, 2019.

Company Highlights

Commenced Commercial Operations at the Nation's First HEBioT™ Resource Recovery Facility – The facility, located in Martinsburg, West Virginia (the “Martinsburg Facility”), commenced commercial operations on March 29, 2019. The Martinsburg Facility began ramping up operations in April and is already processing close to 200 tons of waste per day. It is expected to contribute meaningful revenue in the second quarter as it reaches planned production levels in the coming weeks. The company anticipates it will generate $7 million of high margin revenue by processing up to 110,000 tons of municipal solid waste per year while diverting as much as 80% of that waste from landfills. The 56,000-square foot Facility is completely enclosed and fully automated with no waste being exposed to the outside environment and no workers in direct contact to the waste processing. The Martinsburg Facility utilizes a patented high efficiency mechanical and biological treatment process (“HEBioT Process”) that produces an EPA recognized solid recovered fuel (“SRF”) that can be used as a partial replacement for coal in various applications.

Signed a Food Waste Digester Distribution Agreement with a Leading Nationwide Provider of Environmental and Regulated Waste Management Solutions - The agreement enables this national waste services company to market BioHiTech's line of food waste digesters to its extensive nationwide customer base.  By eliminating food waste at the point of generation, BioHiTech's Digester technology helps waste service providers improve margins through decreased logistics costs and landfilling expenses while achieving a substantial reduction in greenhouse gas emissions. The Company sees partnering with traditional waste industry companies to distribute its environmentally responsible food waste disposal technology as a cost-effective way to accelerate market penetration and grow recurring revenue from the digester business.

Submitted Application for Final State Approval of Its Plan to Build a HEBioT Resource Recovery Facility in Rensselaer, New York – The Company is seeking final approval from the State of New York to construct and operate a 72,000-square foot HEBioT municipal waste resource recovery facility on 23 acres of land in the City of Rensselaer’s southern industrial area. The planned facility is expected to generate approximately $12 million of high margin annual revenue. The Company is targeting a Q4 2020 completion date for the facility. The Rensselaer project is being launched in conjunction with Kinderhook Industries, a private investment firm that manages over $2.0 billion of committed capital.

Continued the Rollout of its Revolution Series Digesters - The Company continued to expand its food waste digester footprint, including two installations of BioHiTech’s Revolution Series™ Digester technology for a major operator of more than 25 hospitals and primary care facilities in the New York metropolitan area as well as an installation at Sprouts Farmers Market's first store in Philadelphia, Pennsylvania. BioHiTech’s Digester technology has been adopted in 18 Sprouts locations coast to coast. The Company also completed development for the launch of its new Sapling Digester, a larger capacity addition to BioHiTech's line of Revolution Series™ Digesters.  Each Sapling Digester is capable of diverting up to 800 pounds per day or 146 tons from landfills each year.

“We continue to build on the momentum we drove in 2018, as we commenced operations at the Nation’s first HEBioT resource recovery facility in Martinsburg, West Virginia," stated Frank E. Celli, CEO of BioHiTech Global. "This facility will drive significant high margin revenue, the effects of which will be evident in the second quarter and build further in the second half of the year. We are also confident that this operational facility will help accelerate our growth plan for this business as we have already had more than 100 people tour the facility, with interested parties including government officials, waste industry companies, Fortune 500 companies seeking to achieve sustainability goals, and members of the press. We are also making progress on our next planned facility in New York as we have made our application for state approval to build and operate a 75,000-square foot HEBioT facility in the City of Rensselaer.”

Mr. Celli continued, “Our digester business continues to build as our overall base of rental units is more than double that of the first quarter of last year, largely due to the growing market acceptance of our Revolution Series Digesters. During the quarter, we added a significant national waste management services company to our distribution network and our pipeline continues to grow in multiple unit opportunities in the 20 to 100-unit range. While sales cycles for these larger opportunities have been longer, we are confident that our distribution plan will lead to a greater acceleration of revenue from our digester business the second half of 2019. Additionally, the launch of our Sapling Digester gives us a broader range of sizes and processing capabilities to meet the needs of these multi-location opportunities. As we move through this year, we expect to see a marked increase in revenue beginning in the second quarter as our Martinsburg HEBioT facility ramps operations and further increases in the second half of 2019. We have numerous opportunities to significantly grow this business in the coming years while reducing the environmental impact of the waste management industry. We look forward to building value for our stockholders through the execution of our strategic growth plan in the quarters and years to come.”

Financial Highlights for Q1 2019

Revenues: Total revenue in the first quarter of 2019 was $738,000, an increase of 14.2% from $646,000 in the first quarter of 2018. Recurring revenue derived from rental, service and maintenance increased 10.7% to $488,000 and accounted for 66% of total revenue compared to $440,000 or 68% of total revenue in the first quarter of 2018. Total rental units under contract increased by 37.5% to 176 units with the added units comprised mainly of its less expensive Revolution Series™ Digester. During the quarter, the Company focused on expanding its distribution network to include traditional waste management companies and expects these partnering efforts to accelerate growth of this business in the coming quarters. The growing market acceptance of BioHiTech’s food waste digesters led to a 21.1% quarter over quarter increase in the Company’s forward minimum contracted rental revenue. Revenue from management advisory fees related to its management services contract with Gold Medal rose by 79.4% to $250,000 and represented 34% of total revenue compared to $139,000 and 22% of total revenue in the first quarter of 2018. As a result of the Company’s continued focus on the rental market, primarily in the US and Europe, the Company recorded no direct sales of digesters in the first quarter of 2019 compared to first quarter 2019 digester sales revenue of $66,000. The Company sees rental revenue increasing in 2019 as the Company adds additional units to its current installed base through its expanded distribution network and closes on its pipeline of multi-unit large customer opportunities beginning in the second quarter of 2019.

Costs of Revenue: While recurring revenue derived from digester rental, service and maintenance increased by 14.2% from $440,000 to $488,000 in the first quarter of 2019, direct costs associated with that revenue decreased by 9.3% from $336,000 to $305,000. As a result, the contribution from rental, service and maintenance revenue increased by 75.1%, or $78,000, quarter over quarter to $183,000 as compared to $105,000 in the first quarter of 2018. Contribution margin from digester rental, service and maintenance rose to 37.5% in the first quarter of 2019 compared to 23.7% in the comparable 2018 period. The Company records no direct costs associated with its management services to Gold Medal as those services leverage the Company’s existing management team and staff.

Operating Expenses: Operating expenses in the first quarter of 2019 increased by 34.8% to $2.7 million compared to $2.0 million in the first quarter of 2018. Selling, general and administrative expenses increased by $746,000, primarily the result of $544,000 in other expenses, including the write down of costs associated with an MBT site and start-up costs at the Company’s Martinsburg HEBioT facility. Personnel related expenses increased by $138,000, or 13.1% quarter over quarter. Stock based compensation (a non-cash expense) increased by $218,000 as a result of grants made in the second half of 2018. Base salaries and payroll decreased by $65,000, or 7.8%, due to staff reductions in late 2018, offset by increases in the first quarter of 2019 from the Company’s Martinsburg HEBioT operations.

Loss from Operations: The Company recorded an operating loss of $(1.9) million in the first quarter of 2019 compared to an operating loss of $(1.3) million in the first quarter of 2018. The Company recorded a net loss of $(2.3) million in the first quarter of 2019 compared to $(5.2) million in the first quarter of 2018, inclusive of $3.3 million in interest expense incurred in warrant valuation and conversions. Net loss per share in the first quarter of 2019 was $(0.14) on 14.8 million weighted average shares outstanding compared to a net loss of $(0.49) per share on 10.9 million weighted average shares outstanding.

Select Balance Sheet Items: The Company had unrestricted cash of $1.4 million with shareholder equity of $8.8 million as of March 31, 2019 compared to unrestricted cash of $2.4 million and shareholder equity of $10.0 million as of December 31, 2018

“We are pleased with the underlying fundamentals of our digester business and how that is beginning to evidence itself in our financials,” said Brian C. Essman, CFO of BioHiTech Global. “While first quarter revenue from our digester leasing business increased by 14.2%, costs related to that revenue declined leading to a 75.1% improvement in contribution margin. As our Revolution Series Digesters, including our new Sapling Digester, continue to gain acceptance in the market, we expect to see further favorable comparisons in the coming quarters. We expect our management services revenue related to Gold Medal to remain steady at this level for the remainder of the year. With our Martinsburg HEBioT Facility now in operation, we anticipate this business will generate meaningful revenue beginning in the second quarter and be EBITDA positive this year and enable us to achieve significant revenue growth for the remainder of 2019.”

Conference Call Information

BioHiTech will host a conference call today, Wednesday, May 15th, at 4:30 p.m. Eastern Time to discuss these results and business outlook. The conference call information is as follows:

•	Direct Dial-in number for US/Canada/International: (201) 689-8562
•	Toll Free Dial-in number for US/Canada: (877) 407-0789
•	Participants will ask for the BioHiTech Global Q1 2019 Financial Results Call

This call is being webcast and can be accessed at http://public.viavid.com/index.php?id=134596.

The call will also be available for replay by accessing http://public.viavid.com/index.php?id=134596.

About BioHiTech Global

BioHiTech Global, Inc. (NASDAQ: BHTG), is changing the way we think about managing waste.   Our innovative waste management services combined with our disruptive technologies provide sustainable waste disposal and supply chain management solutions for businesses and municipalities of all sizes.  Our cost-effective technology platforms can virtually eliminate landfill usage through real-time data analytics to reduce waste generation, biological disposal of food waste at the point of generation, and the processing of municipal solid waste into a valuable renewable fuel.  For more information, please visit www.biohitech.com.

Forward Looking Statements

Statements in this document contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on many assumptions and estimates and are not guarantees of future performance. These statements may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of BioHiTech Global, Inc. to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. BioHiTech Global, Inc. assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation those set forth as “Risk Factors” in our filings with the Securities and Exchange Commission (“SEC”). There may be other factors not mentioned above or included in the BioHiTech’s SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement. BioHiTech Global, Inc. assumes no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by securities laws.

Company Contact:

BioHiTech Global, Inc.

Richard Galterio

Executive Vice President

Direct: 845.367.0603

rgalterio@biohitech.com

www.biohitech.com

BioHiTech Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

	Three Months Ended March 31,
	2019	2018
Revenue
Rental, service and maintenance	$487,701	$440,493
Equipment sales	-	65,850
Management advisory and other fees (related party)	250,000	139,383
Total revenue	737,701	645,726
Operating expenses
Rental, service and maintenance	304,705	335,962
Equipment sales	-	26,547
Selling, general and administrative	2,326,362	1,579,990
Depreciation and amortization	27,937	30,716
Total operating expenses	2,659,004	1,973,215
Loss from operations	(1,921,303)	(1,327,489)
Other expenses
Equity loss in affiliate	-	45,413
Interest expense, net	339,864	554,276
Interest expense incurred in warrant valuation and conversions	-	3,293,613
Total other expenses, net	339,864	3,893,302
Net loss	(2,261,167)	(5,220,791)
Net loss attributable to non-controlling interests	(311,701)	-
Net loss attributable to Parent	(1,949,466)	(5,220,791)
Foreign currency translation adjustment	1,253	(33,442)
Comprehensive loss	$(1,948,213)	$(5,254,233)

Net loss per common share - basic and diluted	$(0.14)	$(0.49)
Weighted average number of common shares outstanding - basic and diluted	14,816,734	10,940,183

BioHiTech Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2019	2018
	(Unaudited)
Assets
Current Assets
Cash	$1,374,564	$2,410,709
Restricted cash	2,137,456	4,195,148
Accounts receivable, net	342,276	403,298
Inventory	430,417	499,848
Prepaid expenses and other current assets	126,585	66,425
Total Current Assets	4,411,298	7,575,428
Restricted cash	2,532,933	2,520,523
Equipment on operating leases, net	1,655,963	1,748,887
Equipment, fixtures and vehicles, net	43,544	49,028
HEBioT facility under construction	35,899,019	33,104,007
Operating lease right of use assets	1,021,190	-
Intangible assets, net	61,383	83,933
Investment in unconsolidated affiliates	1,687,383	1,687,383
MBT facility development and license costs	8,076,353	8,475,408
Goodwill	58,000	58,000
Other assets	13,500	13,500
Total Assets	$55,460,566	$55,316,097
Liabilities and Stockholders' Equity
Current Liabilities:
Line of credit, net of financing costs of $29,168 and $30,670 as of March 31, 2019 and December 31, 2018, respectively	$1,470,832	$1,469,330
Advance from related party	150,000	-
Accounts payable	4,391,816	1,310,998
Accrued interest payable	501,871	959,927
Accrued expenses and liabilities	878,356	3,354,124
Deferred revenue	112,292	98,596
Customer deposits	12,034	7,683
Note Payable	100,000	-
Long-term debt, current portion	8,362	9,165
Total Current Liabilities	7,625,563	7,209,823
Note payable	-	100,000
Junior note due to related party, net of discounts of $112,928 and $118,266 as of March 31, 2019 and December 31, 2018, respectively	931,548	926,211
Accrued interest (related party)	1,381,914	1,305,251
WV EDA Senior Secured Bonds payable, net of financing costs of $1,930,163 and $1,914,098 as of March 31, 2019 and December 31, 2018, respectively	31,069,837	31,085,902
Senior Secured Note, net of financing costs of $148,665 and $160,017 and discounts of $924,951 and $988,678, as of March 31, 2019 and December 31, 2018, respectively	3,926,384	3,851,305
Non-current lease liabilities	919,713	-
Long-term debt, net of current portion	11,345	12,806
Total Liabilities	45,866,304	44,491,298
Series A redeemable convertible preferred stock, 333,401 shares designated and issued, and 163,312 outstanding as of March 31, 2019 and December 31, 2018	816,553	816,553
Commitments and Contingencies	-	-
Stockholders' Equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; 3,179,120 and 3,159,120 designated as of March 31, 2019 and December 31, 2018, 1,918,753 issued and 1,170,331 outstanding as of March 31, 2019 and 1,903,753 issued and 1,155,333 outstanding as of December 31, 2018:
Series B Convertible preferred stock, 1,111,200 shares designated: 428,333 shares issued, no shares outstanding as of March 31, 2019 and December 31, 2018	-	-
Series C Convertible preferred stock, 1,000,000 shares designated, 427,500 shares issued and outstanding as of March 31, 2019 and December 31, 2018	3,050,142	3,050,142
Series D Convertible preferred stock, 20,000 shares designated: 7,500 shares issued and outstanding as of March 31, 2019 and no shares issued and outstanding as of December 31, 2018	750,000	-
Series E Convertible preferred stock, 714,519 shares designated: 714,519 shares issued, and 564,519 outstanding as of March 31, 2019 and December 31, 2018	1,490,330	1,490,330
Common stock, $0.0001 par value, 50,000,000 shares authorized, 14,822,956 and 14,802,956 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	1,482	1,480
Additional paid in capital	43,750,710	43,452,963
Accumulated deficit	(46,562,223)	(44,594,385)
Accumulated other comprehensive income	6,274	5,021
Stockholders’ equity attributable to Parent	2,486,715	3,405,551
Stockholders’ equity attributable to non-controlling interests	6,290,994	6,602,695
Total Stockholders’ Equity	8,777,709	10,008,246
Total Liabilities and Stockholders’ Equity	$55,460,566	$55,316,097

BioHiTech Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(2,261,167)	$(5,220,791)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	129,435	115,752
Amortization of operating lease right of use assets	24,565	-
Provision for bad debts	15,000	11,734
Share based employee compensation	297,749	77,640
Interest resulting from amortization of financing costs and discounts	109,793	287,512
Equity loss in affiliate	-	45,413
Interest resulting from warrants valued upon conversion of host debt instruments	-	3,293,613
Loss resulting from abandonment of MBT site	346,654	-
Changes in operating assets and liabilities	125,322	(611,400)
Net cash used in operating activities	(1,212,649)	(2,000,527)

Cash flow from investing activities:
Purchases of construction in-progress, equipment, fixtures and vehicles	(2,794,824)	(1,602)
MBT facility development costs incurred	(13,600)	(92,764)
MBT facility development costs refunded	66,000	-
Net cash used in investing activities	(2,742,424)	(94,366)

Cash flows from financing activities:
Proceeds from issuance of senior secured credit facility and common stock	-	5,000,000
Repayment of line of credit facility	-	(2,463,736)
Proceeds from new line of credit facility	-	1,000,000
Proceeds from the sale of Series D convertible preferred stock units	750,000	-
Deferred financing costs incurred	(43,941)	(237,187)
Repayments of long-term debt	(2,264)	(2,192)
Proceeds from the subscription of Series B convertible preferred stock and warrants	-	1,125,000
Related party advance	150,000	-
Net cash provided by financing activities	853,795	4,421,885
Effect of exchange rate on cash	19,851	(4,657)
Net change in cash (restricted and unrestricted)	(3,081,427)	2,322,335
Cash - beginning of period (restricted and unrestricted)	9,126,380	901,112
Cash - end of period (restricted and unrestricted)	$6,044,953	$3,223,447